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                                                                    Exhibit 8.01





                                  July 28, 1999




Crompton & Knowles Corporation
One Station Place, Metro Center
Stamford, Connecticut  06902

Ladies/Gentlemen:

                  We have acted as special counsel to Crompton & Knowles Corporation, a Massachusetts corporation ("CROMPTON"), in connection with the proposed mergers (a) of Crompton with and into CK Witco Corporation (formerly known as Park Merger Co.) ("NEWCO"), a Delaware corporation and a wholly owned subsidiary of Crompton (the "FIRST STEP MERGER"), and (b) immediately thereafter, of Witco Corporation, a Delaware corporation ("WITCO"), with and into Newco (the "SECOND STEP MERGER," and, together with the First Step Merger, the "MERGER"), pursuant to the Agreement and Plan of Reorganization (the "AGREEMENT"), dated as of May 31, 1999, by and among Crompton, Newco, and Witco. At your request, in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "REGISTRATION STATEMENT"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K. Any capitalized term used and not defined herein has the meaning given to it in the joint proxy statement-prospectus included in the Registration Statement (the "JOINT PROXY STATEMENT-PROSPECTUS"), or the appendices thereto (including the Agreement).

                  For purposes of the opinion set forth below, we have relied, with the consent of Witco and the consent of Crompton, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the representation letters of Witco and Crompton dated the date hereof, and have assumed that such statements and representations will be complete and accurate


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as of the Effective Time. We have also relied upon the accuracy of the
Registration Statement and the Joint Proxy Statement-Prospectus.

                  We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus, (ii) the First Step Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Massachusetts and (iii) the Second Step Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

                  Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, each of the First Step Merger and the Second Step Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; Crompton and Newco will each be a party to the reorganization in respect of the First Step Merger, and Witco and Newco will each be a party to the reorganization in respect of the Second Step Merger.

                  We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who do not hold their shares as capital assets, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, Crompton stockholders who dissent and receive the appraised fair market value of their Crompton Common Stock and holders who hold Crompton Common Stock or Witco Common Stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER - Material Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                  We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                             Very truly yours,




                                             /s/ WACHTELL, LIPTON, ROSEN & KATZ
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